Exhibit 10.10

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”), dated as of May 1, 2017 (the “Effective Date”), is by and among M&J Partnership, Ltd., a Texas limited partnership (“Manager”), Oilfield Sands Holding, LLC, a Delaware limited liability company (the “Company”) and Martin W. Robertson (the “Designated Representative”). Manager, the Designated Representative and the Company are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.

WHEREAS, the Company wishes to retain Manager and the Designated Representative and Manager and Designated Representative wish to be retained by the Company in connection with the operation of the businesses carried on by the Company Group (the “Business”) under the terms set forth herein; and

WHEREAS, the Company, Manager and Designated Representative wish to set out the terms of their respective rights and responsibilities.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 20, 2017 (as it may be amended from time to time, the “LLCA”). In this Agreement, in addition to the other terms defined herein and unless there is something in the subject matter inconsistent therewith, the terms set forth below shall have the following corresponding meanings:

“Date of Termination” means the effective date of termination of this Agreement by the Company or Manager, for any reason.

“Disability” of the Designated Representative means a physical or mental incapacity of the Designated Representative that has prevented the Designated Representative from performing the duties customarily assigned to Manager for 180 days, whether or not consecutive, out of any 12 consecutive month period.

“Party” means a party to this Agreement, and “Parties” has a similar extended meaning.

“Policies” means any policies of any member of the Company Group respecting disclosure, confidentiality and insider trading and business conduct and ethics as established by the Board and in existence from time to time.

2.	AGREEMENT TO RETAIN AND PROVISION OF SERVICES

The Company agrees to retain Manager as of the Effective Date on the terms and conditions set out herein and Manager agrees to accept the retainer on such terms. The services will only be provided through the Designated Representative.

3.	TERM

The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue until terminated as follows:

(a) the Company may terminate this Agreement at any time for the reasons set forth in Sections 9(a), 9(b), 10 and 11 below; provided however that for so long as the First Reserve Member holds at least 50% of the Initial First Reserve Common Units, any such termination shall require the approval of the First Reserve Member; and

(b) Manager may terminate this Agreement at any time for the reasons set forth in Sections 9(c) below.

4.	DUTIES AND RESPONSIBILITIES

Manager shall provide the services of the Designated Representative to serve as President of the Company and shall perform such duties and assume such responsibilities inherent in and consistent with an officer of the Company, and further will perform such reasonable additional duties and responsibilities as the Company may require and assign to Manager, including arranging for the Designated Representative to serve as an officer of subsidiaries of the Company at no additional compensation. Manager and the Designated Representative shall report to the Board. Manager acknowledges that the Designated Representative’s duties hereunder may entail travel to places including where the Company Group have operations, other than Manager’s and the Designated Representative’s regular place of providing services hereunder.

5.	CONFLICT OF INTEREST/DUTY OF LOYALTY

Except as set forth in Exhibit A attached hereto, each of Manager and the Designated Representative agrees that during the Term this is a full time engagement of Manager and the Designated Representative to the Company and, accordingly, during the Term, neither Manager nor the Designated Representative shall engage in any other occupation or profession, directly or indirectly, or become an employee or other service provider of a Person which will or may interfere or conflict with Manager’s or Designated Representative’s duties and responsibilities hereunder without the prior written approval of the Board. If the Company determines that Manager or the Designated Representative is in breach of this provision, it shall provide written notice of the breach and afford Manager or Designated Representative, as applicable, ten (10) days to cure such breach.

6.	CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

(a) Each of Manager and the Designated Representative agrees to keep the affairs of the Business, financial and otherwise, strictly confidential and shall not disclose the same to any

Person, directly or indirectly, during or after the Term, except as reasonably necessary to carry out Manager’s duties hereunder or as otherwise authorized in writing by the Board. Each of Manager and the Designated Representative agrees not to use such information, directly or indirectly, for Manager’s or the Designated Representative’s own interests, or any interests other than those of the Business, whether or not those interests conflict with the interests of the Business, during or after the Term. Each of Manager and the Designated Representative agrees that all trade secrets, trade names, client information, client files and processing and marketing techniques, or information or proposals relating to the Business or disclosed to Manager or the Designated Representative during the Term shall become, on execution of this Agreement, and shall be thereafter, as the case may be, the sole property of the Company whether arising before or after the execution of this Agreement.

(b) Each of Manager and the Designated Representative understands and agrees that the Company Group is engaged in highly competitive businesses. The Company Groups’ businesses have required and continue to require the expenditure of substantial amounts of time, money and resources, and the use of skills, knowledge and expertise developed over a long period of time. As a result, the Company Group has developed and will continue to develop certain valuable Trade Secrets and Confidential Information that are unique and valuable to the Company Groups’ businesses, and the disclosure of which to others by Manager or the Designated Representative would cause the Company Group irreparable harm. Such Trade Secrets and Confidential Information will be disclosed to Manager and the Designated Representative, in whole or in part, during the Term by the Company. As used herein:

(i) “Confidential Information” means any data or information and documentation which is valuable to the Company Group and not generally known to the public, including, but not limited to: (1) financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Company Group generally, or to particular products, services, geographic areas, or time periods; (2) supply and service information, including but not limited to information concerning the goods and services utilized or purchased by the Company Group, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to the Company Group the details of which are not generally known; (3) marketing information, including, but not limited to, details about ongoing or proposed marketing programs or agreements by or on behalf of the Company Group, marketing forecasts, results of marketing efforts or information about impending transactions; (4) personnel information, including, but not limited to, employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance or other employee information; and (5) customer information, including, but not limited to, any compilations of past, existing or prospective customers, customer proposals or agreements between customers and the Company Group, status of customer accounts or credit, or related information about actual or prospective customers; though written customer lists and related documents also qualify as trade secrets.

(ii) “Trade Secrets” means any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to the Company Groups’ competitors including, without limitation, information, lists, and documentation pertaining to the design, specifications, capacity, testing, installation, implementation, techniques and procedures concerning the Company Groups’ present and future operations and services, and their customers.

(c) Except as provided in the last sentence of this subsection, each of Manager and the Designated Representative agrees with respect to any and all Trade Secrets, Confidential Information, and other inventions and works made or conceived by Manager or the Designated Representative during the Term, whether solely or jointly with any other Person, during or after regular hours of the Company, and with or without the use of the Company Groups’ facilities, materials or personnel that: (i) Manager or the Designated Representative will disclose promptly to the Company all such Trade Secrets, Confidential Information and other inventions and works (and upon request, Manager or the Designated Representative will submit a written report setting forth in detail the procedures and results achieved from any and all studies and research projects undertaken, whether or not a given project has resulted in the development of Trade Secrets, Confidential Information or other inventions and works); (ii) Manager or the Designated Representative will execute and promptly deliver to the Company (at the Company’s expense) such written instruments, and upon the request of the Company, do such other acts as may be required to patent, copyright or otherwise protect such Trade Secrets, Confidential Information and other inventions and works, and any documentation or other materials pertaining thereto, and to vest the entire right and title thereof in the Company; it being agreed and understood that all such Trade Secrets, Confidential Information and other inventions and works, together with any documentation or other materials pertaining thereto, shall be considered work made for hire and prepared by Manager or the Designated Representative within the scope of Manager’s or the Designated Representative’s duties hereunder; (iii) the Company shall have the perpetual and unlimited right, without cost, to use in its business and to sublicense and assign, in whole or in part, any of such Trade Secrets, Confidential Information or other inventions and works, and to make, use and sell any and all products, processes, research and services derived from any of such Trade Secrets, Confidential Information or other inventions and works; and (iv) the Company has Manager’s and the Designated Representative’s consent to use and/or publish photographs of the Designated Representative, during the Term, with or without the Designated Manager’s name, and without compensation. Each of Manager and the Designated Representative waives all moral rights in any such inventions or works. Notwithstanding anything in this Agreement to the contrary the provisions of this Section 6 shall not apply to any inventions Manager or the Designated Representative developed entirely on Manager’s or the Designated Representative’s own time during the Term without using the Company Groups’ equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention the Company Groups’ Business, or actual or demonstrably anticipated research or development of the Company Group; or (ii) result from any work performed by Manager or the Designated Representative for the Company Group.

(d) The Company agrees to provide Manager and the Designated Representative with assistance and access to Confidential Information and Trade Secrets necessary to perform Manager’s services to the Company. Each of Manager and the Designated Representative agrees, except as specifically required in the performance of Manager’s duties for the Company or as may be required by law, that neither Manager nor the Designated Representative will, during the Term and for so long thereafter as the pertinent information or documentation remain Trade Secrets, directly or indirectly, use, disclose or disseminate to any other Person or otherwise employ any Trade Secrets. Each of Manager and the Designated Representative further agrees except as specifically required in the performance of Manager’s duties for the Company or as may be required by law, that neither Manager nor the Designated Representative will, during Term and thereafter, disclose or disseminate to any other Person or otherwise employ any Confidential Information. These obligations, however, shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through no act or omission of Manager or the Designated Representative. Nothing in this Agreement shall prohibit or impede the Designated Representative from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Designated Representative understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Designated Representative understands and acknowledges further that an individual who files a lawsuit for retaliation by a service recipient for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is the Designated Representative authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company Group without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(e) Any attempt on the part of Manager or the Designated Representative to induce others to leave the Company Groups’ employ, or any effort by Manager or the Designated Representative to interfere with the Company Groups’ relationship with their employees and contractors would be harmful and damaging to the Company Group. Accordingly, each of Manager and the Designated Representative agrees that during the Term and for a period of two (2) years after the Date of Termination, neither Manager nor the Designated Representative will in any way, directly or indirectly: (i) solicit, encourage, induce or attempt to induce any employee or contractor of the Company Group to terminate its retention or employment with the Company Group; (ii) otherwise interfere with or disrupt the Company Groups’ relationships with their employees and contractors; (iii) discuss employment opportunities or provide information about competitive employment to any of the Company Groups’ employees or contractors; (iv) solicit, entice, recruit or hire away any employee or contractor of the Company Group; or (v) solicit any Person that is a customer of the Company Group or was a customer of the Company Group prior to the Date of Termination to purchase any services or goods sold by the Company Group, from anyone other than the Company Group.

(f) The Company, Manager and the Designated Representative acknowledge and agree that while Manager and the Designated Representative are providing services hereunder, the Company Group will give Manager and the Designated Representative access to Confidential Information to which neither Manager nor the Designated Representative had access prior to the Effective Date and which the Designated Representative may need and use during the Term, the receipt of which is hereby acknowledged by the Designated Representative; and the Designated Representative will be provided contact with the Company Group’s customers and potential customers. In consideration of all of the foregoing, the Company, Manager and the Designated Representative agree as follows: each of Manager and the Designated Representative covenants and agrees with the Company that during the Term and for a period of two (2) years after the Date of Termination, neither Manager nor the Designated Representative shall, without the prior written consent of the Company, directly or indirectly, in any manner whatsoever, including without limitation, either individually or in partnership or jointly or in conjunction with any other Person or Persons, as principal, agent, shareholder, director, officer, employee or in any other manner, carry on or be engaged in a business competitive with the business now carried on and then being carried on by the Company Group (a “Competitive Business”), or be concerned with or interested in or lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any person or persons engaged or concerned with or interested in any Competitive Business within any country in which the Company Group is conducting, or within the previous 12 months has conducted, business; provided, however, that Manager or the Designated Representative may invest in stocks, bonds or other securities of any Competitive Business (but without participating in such Competitive Business) if: (i) such stocks, bonds or other securities are listed on any national or regional securities exchange or are publicly traded over-the-counter; and (ii) its investment does not exceed, in the case of any class of the capital stock of any one issuer, two percent (2%) of the issued and outstanding shares, or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding. Notwithstanding the foregoing, Manager or the Designated Representative may invest in mutual funds that are not managed by Manager or the Designated Representative , even though the mutual funds may hold quantities of securities in Competitive Businesses that exceed the above two percent (2%) limit.

(g) Material Inducement.

(i) Each of Manager and the Designated Representative understands and agrees that the restrictions and covenants contained in this Section 6 constitute a material inducement to the Company to enter into this Agreement and to retain Manager, and that the Company would not enter into this Agreement absent such inducement.

(ii) The restrictions and covenants in this Section 6 are given by Manager and the Designated Representative acknowledging that it has specific knowledge of the affairs of the Company Group. In the event that any clause or portion of any such covenant should be unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of this Agreement. Each of Manager and the Designated Representative hereby acknowledges and agrees that all restrictions contained in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived by it.

(iii) Without intending to limit the remedies available to the Company, each of Manager and the Designated Representative acknowledges that damages at law will be an insufficient remedy to the Company in view of the irrevocable harm which will be suffered if Manager or the Designated Representative violates the terms of this Section 6 and agrees that the Company may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions, or otherwise specifically to enforce any such covenants and hereby waives all defenses to the strict enforcement thereof by the Company.

7.	REMUNERATION

(a) Manager shall be remunerated as follows during the Term:

(i) a fee of $1,500,000 per annum, to be paid by the Company, and to be invoiced in equal monthly installments of $125,000 in advance (the “Base Fee”), which Base Fee may be increased (but not decreased) by the Board from time to time during the Term; provided however that for so long as the First Reserve Member holds at least 50% of the Initial First Reserve Common Units, any such increase shall require the approval of the First Reserve Member;

(ii) with respect to the Designated Representative, all benefits generally provided to senior officers of the Company effective as of the Effective Date, or such other benefits that may be generally provided to senior officers of the Company from time to time during the Term on terms determined by the Board; provided, however if such benefits include plans that can only be provided to employees of the Company, or if the Designated Representative desires to procure its own benefits, then the Company shall pay to Manager an amount equal to the minimum amount required for the Designated Representative to obtain the same or substantially similar benefits; and

(iii) Manager, through the Designated Representative, shall provide services under this Agreement for 48 out of every 52 week period during the Term (e.g., the equivalent of four (4) weeks of paid vacation).

(b) It is expressly agreed, represented and understood that the Parties have entered into an arm’s length independent contract for the rendering of consulting services and that neither Manager nor the Designated Representative is the employee, agent or servant of the Company. Further, this Agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship.

(c) Payments made to Manager hereunder shall be made without deduction for the purpose of withholding income tax, or any other employment related statutory withholdings or remittances.

8.	REIMBURSEMENT OF EXPENSES

All of the reasonable expenses of the Designated Representatives related to the Business will be reimbursed on a monthly basis upon the submittal by Manager of an expense report with appropriate supporting documentation to the Company.

9.	TERMINATION

(a) This Agreement may be terminated by the Company summarily and with written notice in the event that there is Just Cause for such termination; provided however that for so long as the First Reserve Member holds at least 50% of the Initial First Reserve Common Units, any such termination shall require the approval of the First Reserve Member. As used herein, “Just Cause” shall mean:

(i) Manager or the Designated Representative engages in conduct which is detrimental to the reputation of the Company Group in any material respect;

(ii) Manager or the Designated Representative has committed an act of fraud or material dishonesty in connection with Manager’s duties hereunder or the Business;

(iii) Manager or the Designated Representative is the subject of any enforcement proceeding by a securities regulatory authority or agency (for greater certainty, a continuous disclosure review is not an enforcement proceeding until such time as it may be escalated to an enforcement proceeding by the authority or agency in question);

(iv) The Designated Representative is convicted of, or pleads guilty or no contest to, a felony or any crime involving moral turpitude; or

(v) Manager or the Designated Representative breaches its duties under this Agreement, including the Policies, and such breaches are not cured within fifteen (15) days following written notice by the Company to Manager or the Designated Representative (as applicable) of such breach; provided, however, that Manager or the Designated Representative (as applicable) will not be entitled to cure any such breach or failure more than one time in any consecutive three-month period.

In the event of the termination of this Agreement pursuant to this Section 9(a), Manager shall be entitled to only the compensation earned by Manager as of, and payable for the period prior to, the Date of Termination, to the extent it remains unpaid.

(b) This Agreement may be terminated on written notice by the Company to Manager without Just Cause (other than due to death or Disability); provided however that for so long as the First Reserve Member holds at least 50% of the Initial First Reserve Common Units, any such termination shall require the approval of the First Reserve Member. In the event of the termination of this Agreement pursuant to this Section 9(b), Manager shall: (i) be entitled to receive the Base Fee earned by Manager as of, and payable for the period prior to, the Date of Termination, to the extent it remains unpaid; (ii) be entitled to receive an amount equal to two (2) years of Manager’s then-current Base Fee, which amount shall be payable within 60 days of the

Date of Termination, subject to Manager’s and the Designated Representative’s execution, delivery and, to the extent applicable, non-revocation of a general release of claims against the Company Group and its Affiliates, in a form satisfactory to the Company on or prior to the 30th day following the Termination Date; and (iii) be entitled to receive continuation of insured health and related benefits as provided in Section 7(a)(ii) above for a period of two (2) years following the Date of Termination, or if such benefits cannot be provided pursuant to the terms of the applicable plan or would result in liability to the Company, to payment in lieu of such benefits equal to the Company’s cost of such discontinued benefits, subject, in each case, to Manager’s and the Designated Representative’s execution, delivery and, to the extent applicable, non-revocation of a general release of claims against the Company Group and its Affiliates, in a form satisfactory to the Company on or prior to the 30th day following the Termination Date.

(c) This Agreement may be terminated on notice by Manager to the Company for any reason by giving sixty (60) days’ prior written notice to the Company, which 60-day period may be waived in whole or in part by the Company, provided however that for so long as the First Reserve Member holds at least 50% of the Initial First Reserve Common Units, any such waiver shall require the approval of the First Reserve Member. In the event of the termination of this Agreement pursuant to this Section 9(c), Manager shall be entitled to only the Base Fee earned by Manager as of, and payable for the period prior to, the Date of Termination, to the extent it remains unpaid.

(d) Manager acknowledges and agrees that the severance compensation provided for in this Section 9 is fair and reasonable and is the result of negotiation between the Parties and is premised on Manager’s and the Designated Representative’s continuing compliance with Section 6 above.

10.	DISABILITY

If the Company determines that the Designated Representative has suffered any Disability, then the Company may terminate this Agreement by written notice given to Manager provided that such termination does not interfere with the Designated Representative’s right to receive long term disability insurance benefits, to the extent such benefits were provided immediately prior to such termination. In the event of a termination of this Agreement under this Section 10, Manager shall be entitled to only the compensation earned by Manager as of, and payable for the period prior to, the Termination Date, to the extent it remains unpaid.

11.	DEATH

If the event the Designated Representative dies, then the Company may terminate this Agreement by written notice given to Manager. In the event of a termination of this Agreement under this Section 11, Manager shall be entitled to only the compensation earned by Manager as of, and payable for the period prior to, the Termination Date, to the extent it remains unpaid.

12.	MISCELLANEOUS

(a) The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision, and any invalid provision will be severable from this Agreement.

(b) This Agreement is governed by and is to be considered, interpreted and enforced in accordance with the laws of the State of Texas. In the event of a dispute or disagreement on any provisions of this Agreement, Manager and the Company hereby agree to exclusive venue for such dispute or disagreement in the state of Federal courts of the State of Texas located in Tarrant County, Texas.

(c) This Agreement inures to the benefit of and is binding upon the Parties and their respective heirs, administrators, executors, successors and assigns as appropriate.

(d) This Agreement is not assignable by either Party without the consent in writing of the other Parties.

(e) This Agreement supersedes all prior agreements, understandings and arrangements, whether written or oral, express or implied, between the Parties regarding the subject matter hereof, and constitutes the entire agreement between the Parties with respect to the subject matter hereof; provided, however that, for the avoidance of doubt, the restrictive covenants contained in Section 6 hereof are in addition to, and not in lieu of, any similar covenants by which Manager or the Designated Representative may be bound in the LLCA or otherwise. In addition, by executing this Agreement, the Designated Representative agrees that (A) the employment agreement, dated as of October 7, 2011, by and between Maalt Specialized Bulk, LLC and the Designated Representative, as amended, and (B) the previous arrangements between: (i) Denetz Logistics, LLC and the Designated Representative, whereby Denetz Logistics, LLC paid him approximately $41,667 per month; and (ii) Lonestar Prospects, Ltd./Lonestar Prospects Management, L.L.C. and the Designated Representative, whereby Lonestar Prospects, Ltd./Lonestar Prospects Management, L.L.C. paid him approximately $83,333,333 per month, are each hereby terminated and canceled in their entirety effective as of the Effective Date.

(f) This Agreement may be amended only in writing signed by both Parties.

(g) All headings in this Agreement are for convenience only and shall not be used for the interpretation of this Agreement.

(h) Each of Manager and the Designated Representative acknowledges that damages would be an insufficient remedy for a breach of this Agreement by Manager or the Designated Representative and agrees that the Company may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement or to enforce the covenants contained herein, and, in particular, the covenant contained in Section 6 above, in addition to rights the Company may have to damages arising from said breach or threat of breach. Each of Manager and the Designated Representative hereby waives any defenses it may or can have to strict enforcement of this Agreement by the Company.

(i) The Parties agree that this Agreement is confidential and shall remain so. The Parties agree that this Agreement or the contents hereof shall not be divulged by either Party without the consent in writing of the other Party, with the exception of disclosure to personal advisors, disclosure that may be required by the laws of any jurisdiction in which the Business is conducted or may be conducted in future and disclosure pursuant to applicable securities laws and the rules and policies of any stock exchange on which the Company’s securities are traded. Each Party agrees to request of its personal advisors that they enter into similar agreements of confidentiality if requested to do so by the other Party.

(j) Any notice required or permitted to be made or given under this Agreement to either Party shall be in writing and shall be sufficiently given if delivered personally, or if sent by registered mail, email transmission or overnight courier to the intended recipient of such notice at: (i) in the case of Manager: M&J Partnership, Ltd., 4313 Carey Street, Fort Worth, Texas 76119, Attn: Martin W. Robertson, email: [email address]; (ii) in the case of the Company: Oilfield Sands Holdings, LLC, 4313 Carey Street, Fort Worth, Texas 76119, Attn: Gary Humphreys, email: [email address], (iii) in the case of the Designated Representative: Martin W. Robertson, 4313 Carey Street, Fort Worth, Texas 76119, email: [email address], or at such other address as the Party to whom such writing is to be given shall provide in writing to the Party giving the said notice. Any notice delivered to the Party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date of mailing.

(k) Sections 5, 6 and 9 - 12 shall survive the termination of this Agreement and shall continue in full force and effect according to their terms.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Either Party may deliver an executed copy of this Agreement and an executed copy of any document contemplated hereby by facsimile transmission to the other Party except where the law expressly requires physical delivery, and such delivery shall have the same force and effect as any other delivery of a manually signed copy.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

M&J PARTNERSHIP, LTD.

By:	/s/ Martin W. Robertson
Name:	Martin W. Robertson
Title:	President

OILFIELD SANDS HOLDINGS, LLC

By:	/s/ Gary B. Humphreys
Name:	Gary B. Humphreys
Title:	Chief Executive Officer

/s/ Martin W. Robertson
Name:	Martin W. Robertson

EXHIBIT A

Permitted Activities

Manager and Designated Representative may do the following (terms used in this Exhibit A and not defined shall have the meanings ascribed thereto in the LLCA):

(a) own any real property on which sand mining and processing operations are performed by the Company Group (and leasing such real property to the Company Group);

(b) operate and manage the Barnhart Transloading Facility (as defined in that certain Project Assignment Agreement by and among MAALT, the Initial First Reserve Member, and the Class A Member dated as of even date herewith the “Project Assignment Agreement”) prior to its transfer in accordance with the Project Assignment Agreement;

(c) develop the Pecos Transloading Facility (as defined in the Project Assignment Agreement) by the Class A Member prior to its transfer in accordance with the Project Assignment Agreement;

(d) any other activities of the Class A Member required of it under, or contemplated by, the Project Assignment Agreement;

(e) manage any and all real estate investments that are not in competition with the business of the Company;

(f) manage their existing businesses in the automotive, entertainment, hospitality, livestock, ranching, and rubber recycling industries; and

(g) operate and manage any other investments that they may make during the term of this Agreement that are not prohibited under Section 6 of this Agreement or under Section 6.7 of the LLCA.

B-1